Exhibit 21.1

American Software, Inc. Subsidiaries

American Software France S.A.

American Software Research and Development Corporation

American Software U.K., Ltd.

American Software USA, Inc.

ASI Properties, Inc.

Logility, Inc.

New Generation Computing, Inc.

The Proven Method, Inc.